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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2022

TCW Direct Lending VIII LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01420	86-3307898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street, 51st Floor, Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 936-2275

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common limited liability company units	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2022, TCW DL VIII Financing LLC (the “Borrower”), a wholly-owned, special purpose financing subsidiary of TCW Direct Lending VIII LLC (the “Company”) entered into a senior secured credit facility (the “Credit Facility”) pursuant to a credit and security agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”), as facility agent, the lenders from time to time party thereto, U.S. Bank National Association, as custodian, and Alter Domus (US) LLC, as collateral agent and collateral administrator. Certain terms of the Credit Agreement are described below, and reference is made to the Credit Agreement for complete terms and conditions.

Under the Credit Facility, the lenders have agreed to extend credit to the Borrower in an aggregate principal amount of up to $250 million of revolving and term loans (the “Maximum Commitment”), subject to compliance with a borrowing base. The Maximum Commitment may be periodically increased in amounts designated by the Borrower up to an aggregate principal amount of $800 million, subject to lender consent and obtaining commitments for the increase. The Borrower may make borrowings of (i) revolving loans under the Credit Facility during the period commencing September 13, 2022 and ending on September 13, 2025 and (ii) term loans under the Credit Facility during the period commencing September 13, 2022 and ending on September 13, 2023, unless, in the case of (i) and (ii), there is an earlier termination of the Credit Facility or event of default thereunder. The Credit Facility will mature on September 13, 2027. Loans under the Credit Facility will bear interest at a fluctuating rate of interest per annum equal to, at the Borrower’s option, either (i) a SOFR reference rate plus the facility margin of 2.25% per annum or (ii) the Base Rate plus the facility margin of 2.25% per annum.

The Borrower’s obligations under the Credit Facility are secured by a first priority security interest in all of the assets of the Borrower, including its portfolio of loans which will be contributed by the Company to the Borrower in exchange for 100% of the membership interest of the Borrower and any payments received in respect of such loans. The Company may contribute or sell to the Borrower additional loans from time to time after the closing date, which shall be pledged in favor of the lenders under the Credit Facility.

Under the Credit Facility, the Borrower has made customary representations and warranties and is required to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar credit facilities. The Credit Facility also includes events of default that are customary for similar credit facilities.

Borrowings of the Borrower are non-recourse to the Company but are considered borrowings of the Company for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The foregoing description of the Credit Agreement is a summary only and is qualified in all respects by the provisions of such agreement, a copy of which is hereto as Exhibits 10.1 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit and Security Agreement, dated as of September  13, 2022, by and among TCW DL VIII Financing LLC, as Borrower, the Lenders from time to time party thereto; PNC Bank, National Association, as Facility Agent, U.S. Bank National Association, as Custodian and Alter Domus (US) LLC, as Collateral Agent and Collateral Administrator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2022

TCW DIRECT LENDING VIII LLC

By:	/s/ Andrew Kim
Name: Andrew Kim
Title: Chief Financial Officer